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                                                                   EXHIBIT 99.7


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             OF OLSTEN CORPORATION
                           TO BE HELD ON      , 2000


    A special meeting of the stockholders of Olsten Corporation will be held on
      , 2000 at   a.m., eastern time, at Olsten Corporation, 175 Broad Hollow
Road, Melville, New York. At that meeting, we will ask you to:

    1) consider and vote on the proposed merger of Olsten Corporation and a subsidiary of Adecco SA;


    2) consider and vote on the proposed Gentiva Health Services executive officers bonus plan;



    3) consider and vote on the proposed Gentiva Health Services 1999 stock incentive plan;



    4) consider and vote on the proposed Gentiva Health Services stock & deferred compensation plan for non-employee directors;



    5) consider and vote on the proposed Gentiva Health Services employee stock purchase plan;


    6) consider and vote on any adjournments to or postponements of the special meeting; and


    7) consider and vote on any other business that may properly come before the meeting and any adjournments to or postponements of the special meeting.



    If you owned shares of Olsten common stock or class B common stock at the
close of business on January   , 2000, you are entitled to vote at the special
meeting and at any adjournments and postponements of that meeting.


    Whether or not you expect to attend the meeting, please fill out, sign and date the enclosed proxy card and promptly return it in the postage-paid return envelope provided.

    If you fail to vote your shares, the effect will be the same as if you voted against the merger, but will have no effect on the other proposals.

    If you decide later that you will attend the meeting or, for any other reason, you decide to revoke or change your proxy, you may do so at any time before the date of the special meeting.


    In addition, if you wish to elect the form of consideration to be received in the merger, please fill out, sign and date the form of election/letter of transmittal and promptly return it, together with your Olsten stock certificates, in the postage-paid return envelope provided with the form of election/letter of transmittal.



    YOU MUST SEND YOUR STOCK CERTIFICATES WITH YOUR FORM OF ELECTION/LETTER OF
     TRANSMITTAL SO THAT THEY ARE RECEIVED BY 4:00 PM         , 2000, IF YOU
     WISH TO MAKE AN ELECTION AS TO THE FORM OF MERGER CONSIDERATION YOU WANT TO RECEIVE.



    If you choose not to submit your stock certificates so that they are
received by 4:00 p.m. on     , 2000 and, thereby, not make an election as to the
form of merger consideration you want to receive, Morgan Guaranty Trust Company of New York, the exchange agent, will send you, after we complete the merger, instructions on how to surrender your Olsten stock certificates and how to receive your stock certificates for Gentiva Health Services common stock and cash payment and/or certificates for Adecco ADSs. This, however, will delay your receipt of your merger consideration.


                                          By order of the board of directors,

                                          /s/Laurin L. Laderoute, Jr.
                                          Secretary


Dated: January   , 2000
Melville, New York